EXHIBIT 8.2

ROPES & GRAY LLP ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 617-951-7000 F 617-951-7050 BOSTON NEW YORK PALO ALTO SAN FRANCISCO WASHINGTON, DC www.ropesgray.com

February 4, 2005

Boston Edison Company & Commonwealth Electric Company,

      & BEC Funding II, LLC and CEC Funding, LLC

One NSTAR Way

Westwood, MA 02090

We have acted as counsel to Boston Edison Company, a Massachusetts corporation (“Boston Edison”), Commonwealth Electric Company, a Massachusetts corporation (“Commonwealth,” and together with Boston Edison, the “Companies”), BEC Funding II, LLC, a Delaware limited liability company (“BEC LLC”) and CEC Funding, LLC, a Delaware limited liability company (“CEC LLC,” together with BEC LLC, the “LCCs”) in connection with the issuance of notes (the “Notes” ) and preparation of the transactions contemplated by a Note Indenture (the “BEC Note Indenture”) to be executed hereafter by BEC LLC and The Bank of New York, as note trustee, and a Note Indenture (the “CEC Note Indenture”, and, together with the BEC Note Indenture, the “Note Indentures”) to be executed hereafter by CEC LLC and The Bank of New York, as note trustee, and with the preparation of a joint proposed financing order used in connection the petition for approvals from the Massachusetts Department of Telecommunication and Energy for the issuance by the Massachusetts RRB Special Purpose Trust 2005-1 (the “Trust”) of rate reduction bonds under Chapter 164 of the Massachusetts General Laws (the “Statute”).

Boston Edison is the sole owner of BEC LLC and Commonwealth is the sole owner of CEC LLC. The Companies are investor-owned public utility companies.

We have examined signed copies of the joint registration statement of the LLCs, together with all amendments and exhibits thereto, on Form S-3 (File No. 333-120164) (the “Registration Statement”), all as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended for the issuance by the LLCs of the Notes and the issuance by the Trust of rate reduction certificates secured by the Notes (the “Certificates”). We have examined copies of the financing order dated January 21, 2005 issued by the Massachusetts Department of Telecommunications and Energy (“DTE”) authorizing the issuance of approximately $675 million aggregate principal amount of the Certificates. The Certificates will represent undivided beneficial interests in the Notes. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein.

In arriving at the opinion expressed below, we have assumed that the Note Indentures will be duly executed and delivered by the Note Issuers and the Note Trustee substantially in the forms filed or incorporated by reference as exhibits to the Registration Statement, and that each of the Notes will be duly executed, authenticated and delivered substantially in the forms filed or incorporated by reference as exhibits to the Registration Statement and in accordance with the provisions of the Note Indentures, and will be sold as described in the Registration Statement.

Our opinion is based in part on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations thereunder (the “Treasury Regulations”), published rulings and procedures, judicial decisions and other applicable law and administrative guidance. All of these authorities are subject to change and any change can apply retroactively. No ruling has been or will be obtained from the Internal Revenue Service regarding the matters covered by the opinions, and no assurance can be given that the Internal Revenue Service would concur with the opinion set forth below.

Our opinion is also based on the provisions of the Statute and matters governed by the laws of the Commonwealth of Massachusetts.

Revenue Procedure 2002-49, 2002-2 C.B. 172, (the “Revenue Procedure”) sets forth the manner in which an electric utility company may treat a transaction in which the utility is issued a financing order by a State agency authorizing the recovery of certain costs incurred by the utility. To meet the requirements of the Revenue Procedure, the electric utility company must: (1) be an investor-owned public utility; (2) receive an irrevocable financing order from an appropriate State agency pursuant to transition legislation; (3) such financing order must determine the amount of transition costs the utility will be permitted to recover through a qualifying securitization of an intangible property right created under the transition legislation.

Pursuant to the Revenue Procedure, “transition costs” are a utility’s non-economic costs caused by restructuring and the introduction of a competitive marketplace for electric services, and such other related costs that a State legislature may deem appropriate. A “qualifying securitization” means an issuance of any bonds, notes, certificates of participation or beneficial interests or other evidences of indebtedness: (1) secured by the intangible property right to collect charges for the recovery of transition costs and such other assets, if any, of the financing entity; (2) initially capitalized by the utility with at least 0.5 percent of the total principal amount of each series of evidences of indebtedness issued; and (3) providing for self-amortizing level payments of interest and principal on a quarterly or semiannual basis.

As defined in the Revenue Procedure, “transition legislation” is legislation that (1) is enacted by a State to facilitate the conversion from a wholly regulated public utility regime to a competitive environment caused by restructuring of the public utility industry with the State; (2) authorizes the utility to apply for, and authorizes the public utility commission or other appropriate State agency to issue, a financing order determining the amount of transition costs the utility will be allowed to recover; (3) provides that pursuant to the financing order, the utility acquires an intangible property right to charge, collect and receive charges in a fixed amount necessary to provide for the fully recovery of the transition costs determined to be recoverable, and assures that the charges are non-bypassable and will be paid by customers with the utility’s traditional service territory who receive electricity through the utility’s transmission and distribution system, even if those customers elect to purchase electricity from a third-party generator; (4) guarantees that neither the State nor any agency thereof has the authority to rescind or amend the financing order, to revise the amount of transition costs, or in any way to reduce or impair the value of the intangible property right, except as may be contemplated by periodic adjustments authorized by the transition legislation; (5) provides procedures assuring that the sale, assignment or other transfer of the intangible property right from the utility to a financing entity will be perfected under State law as an absolute transfer of the utility’s right, title and interest in the property; and (6) authorizes the securitization of the intangible property right to recover the fixed amount of transition costs through the issuance of bonds, notes, certificates of participation or beneficial interest or other evidences of indebtedness issued pursuant to an indenture, contract or other agreement of an electric utility or a financing entity.

Based upon and subject to the foregoing, we are of the opinion that the Notes issued by each of the LLCs will be treated as obligations of the respective Companies within the meaning of the Revenue Procedure.

We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3 (Registration No. 333-120164), to the use of our name wherever appearing in such Registration Statement and any amendment thereto with respect to such opinion and to the disclosure regarding this opinion in the related prospectus and any related prospectus supplement. In giving this consent, however, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

ROPES & GRAY LLP